Exhibit 10.5

DELL INC.

ANNUAL BONUS PLAN

Dell Inc., a Delaware corporation, adopts this Dell Inc. Annual Bonus Plan, consisting of certain annual bonus programs as designated from time to time, for the purpose of rewarding team members for helping the company meet or exceed its pre-defined performance goals, for delivering strong individual performance over the course of our fiscal year, and for acting in a manner consistent with the mission and values of the Company. The terms of the Dell Inc. Annual Bonus Plan shall be incorporated by reference into each Plan, as defined below.

1.	Definitions

As used herein, the following terms shall have the respective meanings indicated:

“Annual Bonus” shall mean, for each Eligible Employee, the bonus award payable for a Plan Year under a Plan.

“Board” shall mean the Board of Directors of the Company.

“Bonus Pool” shall mean, with respect to each Plan, the aggregate amount of bonus for a Plan Year that is payable to Eligible Employees under the Plan.

“Committee” shall mean the Leadership Development and Compensation Committee of the Board.

“Company” shall mean Dell Inc., a Delaware corporation.

“Eligible Earnings” shall mean, with respect to each Plan, the earnings that the Committee determines shall form the basis for awards under that Plan for each country, consistent with their respective legal and practical requirements. The Committee may determine inclusions and exclusions from Eligible Earnings to apply to each Plan and to groups of employees on a country-wide or business unit/organizational basis as the Committee deems necessary or appropriate. In the case of an employee who is an Eligible Employee of a Plan for a portion of a Plan Year, Eligible Earnings with respect to that Plan shall mean eligible earnings, as determined by the Committee, during the portion of the Plan Year for which he or she was an Eligible Employee in the Plan.

“Eligible Employee” shall mean, with respect to each Plan, each employee of the Company or any of its subsidiaries that the Committee determines, in its discretion, is eligible to participate in the Plan. The Committee may exclude groups of employees due to job function or on a country-wide, location, and/or business unit/organizational basis as the Committee deems necessary or appropriate.

“Executive Officer” shall mean an Executive Officer of the Company, as designated from time to time by the Board.

“Annual Bonus Plan” shall mean the Dell Inc. Annual Bonus Plan.

“Plan Year” shall mean the Company’s fiscal year performance period, unless otherwise specified for a Plan.

“Plan” shall mean an annual bonus plan listed in Exhibit 1 hereto, which shall incorporate by reference the terms of the Annual Bonus Plan.

2.	Eligibility

Eligibility under a Plan shall be determined in accordance with the terms of such Plan, subject to the terms and limitations of the Annual Bonus Plan. Except as explicitly provided in a Plan, employees participating in a Plan are not eligible to simultaneously participate in any other Plan. For example, an employee cannot be eligible under both the Dell Inc. Incentive Bonus Plan and the Dell Inc. Services Bonus Plan or Dell Services Federal Government Bonus Plan for the same period.

Because employee retention is an important objective of this Plan, an Eligible Employee who separates from employment prior to payment of an Annual Bonus will not receive such Annual Bonus under any Plan unless designated by the Committee.

3.	Annual Bonus Calculation

Annual Bonuses for a Plan shall be calculated in accordance with the terms of the applicable Plan, subject to the terms and limitations of the Annual Bonus Plan.

Failure to meet applicable performance objectives, including, without limitation, failure to complete annual compliance training requirements will result in an Annual Bonus of $0.

Subject to the provisions of applicable law, the Committee shall have complete and absolute authority and discretion to reduce the amount of any Annual Bonus that would otherwise be payable to an Eligible Employee (including a reduction in such amount to zero) for any reasons that the Committee shall deem appropriate.

4.	Annual Bonus Terms and Conditions

Annual Bonuses will be subject to such additional terms, provisions and conditions that the Committee determines are appropriate. Such terms and conditions may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the recipient through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Annual Bonus payout, each Eligible Employee must accept and agree to such terms, provisions and conditions in such a manner as the Committee may prescribe.

5.	Payment of Annual Bonuses

Annual Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, provided that Annual Bonus payments will be paid no later than the 15th day of the third month of the Plan Year following the end of the Plan Year for which the Annual Bonuses were earned.

6.	General Provisions

6.1 Taxes. The Company shall have the right to withhold, or require an Eligible Employee to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Annual Bonus.

6.2 Inapplicability in Certain Jurisdictions. The Plans will not be available to Employees who are subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Committee.

6.3 No Right to Compensation or Employment. Neither the establishment of the Plans, the provision for or payment of any amounts hereunder nor any action of the Company, or the Committee with respect to any Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Annual Bonus or any other benefit under any Plan or (b) any legal right to continue to serve as an employee of the Company or any subsidiary or affiliate of the Company. The Plans and any individual award are offered as a gratuitous award at the sole discretion of the Company. Each Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. Each Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in any Plan entitles an Employee to any remuneration or benefits not set forth in such Plan nor does it restrict the Company’s rights to increase or decrease the compensation of any Employee, except as otherwise required under applicable law.

Except as explicitly provided by law, the awards shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Annual Bonuses are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.

6.4 Plan Subject to Change. Except as explicitly provided by law, each Plan is provided at the Company’s sole discretion and the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason. In addition, there is no obligation to extend a Plan or establish a replacement plan in subsequent years. Notwithstanding anything in any Plan to the contrary, to the extent a minimum US Bonus Pool commitment for a Plan is established before the end of the Plan Year, the Committee does not have authority to decrease or terminate that commitment following the end of the Plan Year. Any Annual Bonus payable from a Bonus Pool (including Dell Champion Awards, if applicable, in the Dell Inc. Incentive Bonus Plan) to eligible employees who are both US persons and who perform services in the US, that are not paid as a result of a termination of employment prior to final payment of all individual awards will be returned to the overall Bonus Pool for the applicable Plan and redistributed to remaining US eligible employees under the Plan to the extent necessary to meet any minimum bonus commitment established before the end of the Plan Year.

6.5 Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under any Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plans may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Employee’s rights to payment under any Plan shall be limited to those of an unsecured general creditor of the Company.

6.6 Compliance with Section 409A. Each Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code, regulations, rulings and other guidance issued there under, and shall be interpreted and administered accordingly. Each Plan is intended to be excluded from coverage under Section 409A of the Internal Revenue Code pursuant to the “short-term deferral exception” under Section 1.409A-1(b)(4). If any provision of any Plan would otherwise conflict with this intent, the Company may amend the Plan to the extent necessary to comply with Section 409A of the Internal Revenue Code.

6.7 Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plans are personal to an Eligible Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

7.	Administration

7.1 General Administrative Powers. The general administration of each Plan and the duty to carry out its provisions shall be vested in the Committee. The Committee shall have the power to make reasonable rules and regulations required in the administration of each Plan, to make all determinations necessary for the Plan’s administration, to construe and interpret the Plan wherever necessary to carry out its intent and purpose, and to facilitate its administration. The Committee shall have the exclusive right to determine eligibility for coverage and benefits under each Plan and the Committee’s good faith interpretation of the Plan shall be binding and conclusive on all persons. Any dispute as to eligibility, type, amount, or duration of benefits under a Plan or any amendment or modification thereof shall be resolved by the Committee under and pursuant to the Plan, in its sole and absolute discretion, and its decision of the dispute shall be binding and final on all parties to the dispute.

Any claims for payments under a Plan or any other matter relating to the Plan must be presented in writing to the Committee within 60 days after the event that is the subject of the claim. The Committee will then provide a response within 60 days, which shall be final and binding.

7.2 Delegation. The Committee may delegate any or all of its authority and responsibilities with respect to each Plan, on such terms and conditions as it considers appropriate, to the members of the Company’s management as it may determine; provided, however, that determinations and decisions regarding the Plan impacting Executive Officers may not be delegated and shall be made by the Committee. All references to “Committee” herein shall include those persons to whom the Committee has properly delegated authority and responsibility pursuant to this subsection.

8.	Governing Law

The validity, interpretation and effect of any Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

DELL INC. INCENTIVE BONUS PLAN

Dell Inc., a Delaware corporation, adopts this Dell Inc. Incentive Bonus Plan for the purpose of rewarding team members for helping the company meet or exceed its pre-defined performance goals, for delivering strong individual performance over the course of our fiscal year, and for acting in a manner consistent with the mission and values of the Company. The terms of the Dell Inc. Annual Bonus Plan are incorporated herein by reference. In the event of any conflict between the terms of the Dell Inc. Incentive Bonus Plan and the Dell Inc. Annual Bonus Plan, the terms of the Dell Inc. Annual Bonus Plan shall control.

1.	Definitions

As used herein, the following terms shall have the respective meanings indicated:

“Business Performance Modifier”, if any, shall mean a percentage modifier based on the Company’s or business unit’s performance against the pre-established financial and/or non-financial metrics and strategic objectives as determined by the CEO and Committee on an annual basis.

“Incentive Bonus” shall mean an Annual Bonus payable hereunder pursuant to Section 2 of the Corporate IBP and calculated in accordance with Section 3 of the Corporate IBP.

“Corporate IBP” shall mean the Dell Inc. Incentive Bonus Plan.

“Corporate IBP Pool” shall mean the aggregate amount of bonus for a Plan Year that is payable to Eligible Employees under the Corporate IBP and, unless a separate bonus pool is established by the Committee, the Dell Champion Award Program. Unless a separate bonus pool is established by the Committee for the Dell Champion Award Program, any Dell Champion Award shall reduce the Corporate IBP Pool by the amount of such Dell Champion Award.

“Incentive Target” shall mean, for each Eligible Employee, a pre-determined percentage of Eligible Earnings.

“Individual Performance Modifier”, if any, shall mean a percentage modifier based on an Eligible Employee’s achievement of (1) the goals and objectives assigned by the Eligible Employee’s manager and (2) such performance objectives and expectations as established by the Committee. An Individual Performance Modifier may be measured on an absolute basis or in relation to other employees.

2.	Eligibility

Eligibility under this Corporate IBP for an Annual Bonus is limited to Eligible Employees designated by the Committee in its sole and absolute discretion as eligible for such award. No employee is an Eligible Employee until such designation. Any Incentive Bonus payable to Eligible Employees who are both US persons and who perform services in the US, that are not paid as a result of a termination of employment prior to final payment of all individual awards will be returned to the overall Bonus Pool and redistributed to remaining US Eligible Employees to the extent necessary to meet any minimum bonus commitment established before the end of the Plan Year. Any Annual Bonus payable under the Dell Champion Award Program payable to Eligible Employees who are both US persons and who perform services in the US, that are not paid as a result of a termination of employment prior to final payment of all individual awards will, if applicable, be returned to the overall Corporate IBP Pool and redistributed to remaining US Eligible Employees to the extent necessary to meet any minimum bonus commitment established before the end of the Plan Year.

3.	Incentive Bonus Calculation

Eligible Employees will receive an Incentive Bonus calculated as follows:

Eligible Earnings x Incentive Target x Business Performance Modifier, if any x Individual Performance Modifier, if any